Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Textron Inc. for the registration of common stock, preferred stock, senior debt securities and subordinated debt securities and to the incorporation by reference therein of our reports dated February 11, 2026, with respect to the consolidated financial statements of Textron Inc., and the effectiveness of internal control over financial reporting of Textron Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 24, 2026